Exhibit 10.2

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”), is made and entered into this 31st day of January, 2004, by and between EREZ GOREN, an individual resident of the State of Georgia (“Shareholder”) and RADIANT SYSTEMS, INC., a Georgia corporation (“Radiant”).

W I T N E S S E T H:

WHEREAS, Radiant and Wave Enterprise Systems Inc., a Georgia corporation and a wholly owned subsidiary of Radiant (“Enterprise”) have entered into a Separation Agreement (the “Separation Agreement”), dated as of the date hereof, pursuant to which Radiant shall contribute the Enterprise Business (as defined therein) to Enterprise as part of the separation (“Separation”) of the Enterprise Business from Radiant;

WHEREAS, Shareholder is a current shareholder of Radiant and, pursuant to the terms and subject to the conditions of the Share Exchange Agreement (the “Exchange Agreement”) dated as of October 10, 2003, will be the sole shareholder of Enterprise after the Closing Date (as defined therein);

WHEREAS, as a result of the Separation, Radiant will retain the Radiant Business (as defined in the Separation Agreement); and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to Radiant’s obligation to consummate the transactions contemplated by the Exchange Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Noncompetition.

1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings as set forth in the Separation Agreement. For the purposes of this Section 1, the following definitions shall apply:

(a) “Competitive Offerings” means any software product with the primary purpose of managing retail customer sales transactions at the point of sale in petroleum and convenience stores, retail food service outlets or domestic cinemas, and that automates and tracks the placement and fulfillment of customer orders at the point of sale, integrates with credit and debit card payment processing systems, interfaces with other management information systems associated with the order fulfillment process, and is offered in the Restricted Territory; provided, however, that such term does not include any point-of-sale systems that are web hosted with the software and associated data residing centrally, outside the retail site;

(b) “Confidential Information” means any data or information of Radiant, other than Trade Secrets, which is valuable to Radiant and not generally known to competitors, including, without limitation, general business information, industry information, analyses, and other information of a proprietary nature that relates to Radiant or was developed or compiled by Radiant. Notwithstanding anything to the contrary herein “Confidential Information” shall not include any information that (1) has become generally known to the public through no wrongful act of Shareholder; (2) has been rightfully received by Shareholder from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to Radiant; (3) has been approved for release to the general public by a written authorization of Radiant; (4) has been independently developed by Shareholder without use, directly or indirectly, of the Confidential Information; or (5) has been furnished to a third party by Radiant (after the date hereof) without restrictions on the third party’s right to disclose the information;

(c) “Nonsolicitation Period” means the period beginning the date hereof and ending on the second anniversary of the Closing Date;

(d) “Restricted Competition Period” means the period beginning the date hereof and ending on the fifth anniversary of the Closing Date;

(e) “Restricted Territory” means any state of the United States or any country in which Radiant conducts the Radiant Business as of the Closing Date; and

(f) “Trade Secrets” means information of Radiant, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.2 Trade Secrets and Confidential Information.

(a) Trade Secrets. Shareholder hereby agrees that Shareholder will not disclose to any third party, or make use of in breach of Section 1.3(c), any Trade Secrets for so long as the pertinent information remains Trade Secret information under Georgia law (and, in any event, throughout the Nonsolicitation Period), regardless of whether the Trade Secrets are in written or tangible form, without the prior written consent of Radiant. Nothing in this Agreement shall diminish the rights of Radiant regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

(b) Confidential Information. Shareholder hereby agrees that, during the Nonsolicitation Period, Shareholder will hold in confidence all Confidential Information, and will not disclose or publish to any third party, or make use of in breach of Section 1.3(c), Confidential Information without the prior written consent of Radiant.

1.3 Noncompetition.

(a) Acknowledgment. Shareholder acknowledges that Radiant would not consummate the transactions contemplated by the Exchange Agreement, the Separation Agreement and the Ancillary Agreements without the assurance that Shareholder will not engage in the transactions and activities prohibited by this Section 1.3 as and for the periods set forth herein. In order to induce Radiant to consummate the Separation, the Exchange and the other transactions contemplated by the Exchange Agreement, the Separation Agreement and the Ancillary Agreements, Shareholder agrees to the restrictions set forth in this Section 1.3.

(b) Trade Name. Except as otherwise specifically provided in any Ancillary Agreement, Shareholder hereby agrees that, during the Noncompetition Period, Shareholder will not, directly or by assisting others, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of any business conducted under any current corporate, product, or trade name or trademark of, Radiant, or name or mark similar thereto, other than any name or mark included in the Enterprise Assets (as defined in the Separation Agreement), without the prior written consent of Radiant.

(c) Noncompetition Covenant. Except as otherwise specifically provided in any Ancillary Agreement, Shareholder agrees that, during the Restricted Competition Period, Shareholder shall not, in the Restricted Territory, directly or indirectly (i) engage in the development or sale of Competitive Offerings on his own behalf or (ii) own any interest in, or engage in or perform any development of service for any Person other than Radiant that develops or sells Competitive Offerings in the Restricted Territory, either as a partner, owner, consultant, or shareholder, if such Person either (A) derives revenues from software associated with Competitive Offerings on an annual basis in excess of $20 million or (B) derives revenues from software and hardware (either independently from, or in addition to, software) associated with Competitive Offerings on an annual basis in excess of $50 million. Notwithstanding the foregoing, nothing contained in this Section 1.3(c) shall prohibit Shareholder, directly or indirectly, from (x) entering strategic alliances, joint ventures or similar contractual commercial relationships with any Person (other than Radiant) for purposes of marketing, selling and distributing any Enterprise Assets, including the Products, or (y) holding and making investments in securities of any Person (other than Radiant) whose securities are traded on a national securities exchange or are quoted on Nasdaq or an over-the-counter market, provided that Shareholder’s equity interest in any such Person does not exceed five percent (by voting power) of the outstanding shares of capital stock of such Person.

(d) Nonsolicitation. Shareholder hereby agrees that Shareholder will not, during the Nonsolicitation Period, directly or indirectly, solicit or recruit on behalf of Enterprise any employee of Radiant or its Subsidiaries as of the Separation without the prior written consent of Radiant; provided however, that nothing in this Section 1.3(d) shall (i) prohibit the hiring of any natural person who applied for employment with Enterprise solely in response to any public medium advertising, or (ii) prohibit the hiring of any natural person whose employment with Radiant or any of its Subsidiaries terminated at least three (3) months prior to the date of such solicitation or recruitment for a bona fide reason not designed or intended to circumvent the provisions of this Section 1.3(d), so long as such natural person was not solicited or recruited by Shareholder prior to the expiration of such three (3) month period.

(e) Conduct of Enterprise. Shareholder hereby agrees that, during the relevant period, Shareholder will use his best efforts to cause Enterprise to comply with covenants of Enterprise set forth in Sections 2.9 and 2.10 of the Separation Agreement.

1.4 Severability. If a judicial determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Shareholder, the provisions of this Agreement shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Shareholder. In this regard, Shareholder hereby agrees that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Agreement to the remaining portion of the Territory, the remaining business activities, and the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this Agreement is determined not to be specifically enforceable, Radiant shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Shareholder.

1.5 Injunctive Relief. Shareholder hereby agrees that any remedy at law for any breach of the provisions contained this Agreement shall be inadequate and that Radiant shall be entitled to seek injunctive relief in addition to any other remedy Radiant might have under this Agreement. Shareholder agrees that if any court of competent jurisdiction should enjoin any breach of this Agreement upon the request of Radiant, Shareholder specifically releases Radiant from the requirement of posting bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

1.6 Indemnification. Shareholder hereby agrees to indemnify and hold harmless, to the fullest extent permitted by law, Radiant from, against and in respect of any and all losses, damages, deficiencies, awards, assessments, judgments, fines, penalties, costs and expenses (including, but not limited to, reasonable legal fees and expenses) actually incurred as a result of any breach or default in performance by Shareholder of any covenant or agreement of Shareholder contained in this Agreement.

Section 2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Radiant that: (a) Shareholder has the right, power and capacity to execute, deliver and perform this Agreement, (b) this Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, and (c) the execution, delivery and performance by Shareholder of Shareholder’s obligations under this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of any federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law applicable to Shareholder, or (ii) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any court order, agreement, document or other instrument to which Shareholder is a party or by which Shareholder is bound.

Section 3. Miscellaneous.

3.1 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of Radiant and its successors and assigns, and Shareholder and his heirs, representatives, and assigns; provided, however, that Shareholder shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of Radiant.

3.2 Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Georgia, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

3.3 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

3.4 Notices. Any notice or communication required or permitted hereunder (each a “Notice”) shall be in writing, shall be effective when received and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery, (b) three (3) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one (1) business day after the business day of deposit with Federal Express, UPS or a similar overnight courier for next day delivery (or two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like Notice):

If to Radiant, addressed to:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: Mark W. Haidet, Chief Executive Officer

Telephone: (770) 576-6404

with a copy to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, Suite 3100

Atlanta, Georgia 30309

Attention: Arthur Jay Schwartz

Telephone: (404) 815-3500

and with a further copy to:

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention: Russell B. Richards

Telephone: (404) 572-4600

If to Shareholder, addressed to:

Erez Goren

c/o Wave Enterprise Systems, Inc.

3905 Brookside Parkway

Alpharetta, Georgia 30022

Attention: David, Shulman, General Counsel

Telephone: 678-639-5000

with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309

Attention: Larry D. Ledbetter

                   Bruce D. Wanamaker

Telephone: (404) 815-6500

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one business day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) five business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

3.5 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

3.6 Consent to Jurisdiction, Etc. Each of the parties irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Georgia, located in the City of Atlanta, and (b) the United States District Court for the Northern District of Georgia, for the purposes of any suit, action or other proceeding arising out of this Agreement or relating to the subject matter hereof. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Northern District of Georgia or in the state courts of the State of Georgia, located in the City of Atlanta. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the subject matter hereof in (i) the state courts of the State of Georgia, located in the City of Atlanta, or (ii) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

3.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RADIANT SYSTEMS, INC.

By:	/s/ MARK E. HAIDET

Name:	Mark E. Haidet
Title:	Chief Financial Officer

/s/ EREZ GOREN

Erez Goren